SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     FILED BY THE REGISTRANT |X|
     FILED BY A PARTY OTHER THAN THE REGISTRANT |_|

     CHECK THE APPROPRIATE BOX:

     |_|  PRELIMINARY PROXY STATEMENT
     |_| CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2)

     |X|  DEFINITIVE PROXY STATEMENT
     |_|  DEFINITIVE ADDITIONAL MATERIALS
     |_|  SOLICITING MATERIAL PURSUANT TO RULE 14A-11(C) OR RULE 14A-12


                       THE WELLCARE MANAGEMENT GROUP, INC.

                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

     PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
     |X|  NO FEE REQUIRED.
     |_|  FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(1) AND
          0-11.
     |_| CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

                       THE WELLCARE MANAGEMENT GROUP, INC.
                        PARK WEST/HURLEY AVENUE EXTENSION
                            KINGSTON, NEW YORK 12401
                                 (914) 338-4110

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON AUGUST 17, 2000


To the Shareholders of
     THE WELLCARE MANAGEMENT GROUP, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders ("Annual Meeting") of The WellCare Management Group, Inc. ("WellCare" or the "Company") will be held at the Company's Florida corporate office, 6800 North Dale Mabry Hwy., Suite 268, Tampa, Florida 33614, on August 17, 2000 at 10:00 a.m., local time, for the following purposes:

     1) To elect four Directors to serve until the 2001 Annual Meeting of Shareholders.

     2) To ratify the reappointment of BDO Seidman, LLP as independent auditors of the Company for the year ending December 31, 2000.

     3) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Only holders of record of the Company's Common Stock and Class A Common Stock at the close of business on June 23, 2000, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

     The Company's 1999 Annual Report to Shareholders accompanies this Notice of Annual Meeting.

                                        By Order of the Board of Directors,

                                        /s/ Kiran C. Patel, M.D.
                                        ------------------------
                                            Kiran C. Patel, M.D.
                                            Secretary

Kingston, New York
June 27, 2000

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                       THE WELLCARE MANAGEMENT GROUP, INC.
                        PARK WEST/HURLEY AVENUE EXTENSION
                            KINGSTON, NEW YORK 12401
                                 (914) 338-4110

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON AUGUST 17, 2000

GENERAL

     This Proxy Statement is being furnished to holders of record of Common Stock and Class A Common Stock of The WellCare Management Group, Inc., a New York corporation ("WellCare" or the "Company"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders ("Annual Meeting") to be held at the Company's Florida corporate office, 6800 North Dale Mabry Hwy., Suite 268, Tampa, Florida 33614, on August 17, 2000 at 10:00 a.m., local time, and at any and all adjournments or postponements thereof.

     Only holders of record of Common Stock and Class A Common Stock at the close of business on June 23, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. This Proxy Statement and enclosed proxy card and the Annual Report to Shareholders of the Company for the year ended December 31, 1999 are being mailed to the Company's shareholders on or about July 10, 2000. The Company will pay the cost of preparing and mailing this notice and statement, Annual Report and the enclosed proxy card.

     In June 1999, Dr. Kiran C. Patel ("Dr. Patel") purchased 100,000 shares of a newly authorized series of Senior Convertible Preferred Stock (the "Series A Preferred Stock") for $5 million, which provides Dr. Patel with 55% of WellCare's voting power. The Series A Preferred Stock was subject to mandatory conversion into Common Stock upon the amendment to the Company's Restated Certificate of Incorporation to increase the authorized shares of Common Stock from 20 million to 75 million, at the initial rate of 92.27 shares of Common Stock for each share of Series A Preferred Stock. The shares of Series A Preferred A Stock were converted into 55% of the then outstanding Common Stock (after giving effect to such conversion and the conversion of outstanding Class A Common Stock) effective October 1, 1999 and are subject to anti-dilution rights under which Dr. Patel will generally preserve his 55% interest in WellCare until there are 75 million shares of Common Stock issued and outstanding. The investment by Dr. Patel in WellCare was approved by New York State regulators on June 11, 1999. (See "Certain Relationships and Related Transactions")

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     At the Annual Meeting, the shareholders will be asked to consider and vote upon the following proposals:

     1) To elect four Directors to serve until the 2001 Annual Meeting of Shareholders.

     2) To ratify the reappointment of BDO Seidman LLP as independent auditors of the Company for the year ending December 31, 2000.

     3) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

VOTING AT THE ANNUAL MEETING

     On the Record Date, there were 38,697,940 shares of Common Stock issued and outstanding and 313,555 shares of Class A Common Stock issued and outstanding.

     Each holder of record of Common Stock on the Record Date is entitled to one vote per share and each holder of record of Class A Common Stock on the Record Date is entitled to ten votes per share on each matter presented. The holders of Common Stock and Class A Common Stock vote together as a single class on each matter presented.

     The presence, in person or by properly executed proxy, of the holders of a majority of the votes represented by the outstanding shares of Common Stock and Class A Common Stock at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Under New York law, "votes cast" means the votes actually cast "for" or "against" resolution. An abstention does not count as a vote cast.

     If a quorum is present:

     o Election of Directors: A plurality of the votes cast at the Annual Meeting in person or by proxy is required to elect each director. Shares present in person at the meeting that are not voted for a particular nominee, and shares represented by proxy as to which authority to vote for such nominee is properly "withheld," will not be counted either "for" or "against" in determining a plurality for such nominee.

     o Independent Auditors: The Board is submitting to the shareholders the approval of the selection of BDO Seidman, LLP as independent auditors of the Company for the year ending December 31, 2000 because we believe that such action follows sound corporate practice and is in the best interest of the Company and its shareholders. If the shareholders do not approve the selection by the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by properly executed proxy, the Board will reconsider the selection of independent auditors.

     If the enclosed proxy card is properly executed and returned to the Company prior to the voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Shares represented by proxies which are marked "WITHHOLD AUTHORITY" to vote for (i) all four nominees, or (ii) any individual nominee(s) for election as directors and are not otherwise marked "FOR" the other nominees, will not be counted in determining whether a plurality vote has been received for the election of directors. Similarly, shares represented by proxies which are marked "ABSTAIN" on any other proposal will not be counted in determining whether the requisite vote has been received for such proposal. IN THE ABSENCE OF INSTRUCTIONS, THE SHARES WILL BE VOTED FOR ALL THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies (so called "broker non-votes"), those shares will not be included in the totals.

     At any time prior to its exercise, a proxy may be revoked by the holder of the Class A Common Stock or Common Stock granting such proxy by delivering written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement or by attending the Annual Meeting and voting in person. The giving of the proxy does not affect the right to vote in person if the shareholder attends the Annual Meeting.

     Proxies may be solicited on behalf of the Board by mail, telephone, telecopy or in person and solicitation costs will be paid by the Company. Directors, officers and regular employees of the Company may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxy cards and, upon request, will be reimbursed by the Company for their reasonable expenses.

                                TABLE OF CONTENTS


                                                                            PAGE


     Security Ownership of Certain Beneficial
         Owners and Management ..............................................  4

     Election of Directors ..................................................  6

     Ratification of Reappointment of Independent
         Auditors ...........................................................  8

     Executive Compensation .................................................  8

     Report of Compensation Committee of Board
         of Directors on Executive Compensation ............................. 10

     Compensation Committee Interlocks and Insider
         Participation in Compensation Decisions ............................ 13

     Indemnification of Officers and Directors .............................. 13

     Section 16 Proxy Statement Disclosure .................................. 13

     Stock Performance Graph ................................................ 14

     Certain Relationships and Related Transactions ......................... 15

     Annual Report .......................................................... 16

     Requests for Additional Information .................................... 16

     Changes in and Disagreements with Accountants
         on Accounting and Financial Disclosure ............................. 16

     Other Business ......................................................... 17

     Deadline for Receipt of Shareholder Proposals .......................... 17

     Other Matters .......................................................... 18

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth, as of the Record Date, certain information with regard to the beneficial ownership of Common Stock, Class A Common Stock and Series A Preferred Stock by (i) each shareholder who is known by the Company to beneficially own in excess of five percent (5%) of the outstanding shares of any such class of voting stock, (ii) each director and nominee for director,
(iii) each of the executive officers named in the Summary Compensation Table of this Proxy Statement, and (iv) all executive officers and directors as a group.

                                                                                          PERCENT OF TOTAL
                                                                            ---------------------------------------------


                                      SERIES A     CLASS A                  SERIES A     CLASS A                 TOTAL
                NAME                  PREFERRED    COMMON        COMMON     PREFERRED     COMMON    COMMON        VOTE
                ----                  ---------    ------        ------     ---------     ------    ------        ----
Kiran C. Patel, M.D. (1)(2)                -           -                         -           -        51.1%      47.3%
                                                               19,780,115
Robert W. Morey, Jr. (3)(4)                -       281,956         515,021       -       89.9%         1.3%       8.0%
Mark D. Dean, D.D.S. (5)(6)                -           -            72,921       -           -          *          *
Lawrence C. Tucker (7)(8)                  -           -        11,250,000       -           -        29.1%      26.9%
Pradip C. Patel (1)(9)(10)                 -           -                         -           -         1.4%       1.3%
Rupesh R. Shah (1)(9)(10)                  -           -                         -           -         1.4%       1.3%
Sandip I. Patel (1)(9)                     -           -                         -           -          *          *
The 1818 Fund II, L.P. (7)(8)              -           -        11,250,000       -           -        29.1%      26.9%
Brown Brothers Harriman & Co. (7)(8)       -           -        11,250,000       -           -        29.1%      26.9%
T. Michael Long (7)(8)                     -           -        11,250,000       -           -        29.1%      26.9%
All current executive officers and
directors as a group (4                    -           -        20,944,446       -           -        54.1%      50.1%
persons)(2)(6)(10)

------------------------
* Less than 1%

(1)  Address is 6800 North Dale Mabry Highway, Suite 268, Tampa, FL 33614.
(2) In June 1999, Dr. Patel purchased shares of a newly authorized series of senior convertible preferred stock (Series A) for $5 million, which provides Dr. Patel with 55% of WellCare's voting power. The preferred stock was subject to mandatory conversion into Common Stock upon the amendment of WellCare's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20 million to 75 million, at the initial rate of 92.27 shares of Common Stock for each share of Series A Preferred Stock. The shares of Series A Preferred A Stock were converted into 55% of the then outstanding Common Stock (after giving effect to such conversion) effective October 1, 1999 and are subject to anti-dilution rights under which Dr. Patel will generally preserve his 55% interest in WellCare until there are 75 million shares of Common Stock issued and outstanding. The investment by Dr. Patel in WellCare was approved by New York State regulators on June 11, 1999.
(3)  Address is Box 1, 134 Lyford Drive, Tiburon, California 94920.
(4) Includes 12,000 shares of Common Stock owned by RWM Management Co. Defined Benefit Pension Plan for which Mr. Morey is trustee. Mr. Morey disclaims beneficial ownership. Mr. Morey has granted Dr. Patel a two-year proxy to vote his shares, or which approximately one-year still remains.
(5)  Address is 62 Riverview, Port Ewen, New York 12466.
(6) Includes 19,446 shares of Common Stock owned by Dr. Dean's wife, and 4,862 shares of Common Stock owned by Dr. Dean's son. Dr. Dean disclaims beneficial ownership of the shares owned by his wife and son.
(7)  Address is 59 Wall Street, New York, New York 10005.
(8) Brown Brothers Harriman & Co. ("BBH & Co."), a general partner of The 1818 Fund II, L.P. (the "Fund"), have designated Messrs. T. Michael Long and Lawrence C. Tucker, either individually or jointly, as the sole and exclusive partners of BBH & Co. having voting and investment power with respect to the Note and the common stock issued upon conversion of the shares. By virtue of BBH & Co.'s relationship with the Fund, BBH & Co. may be deemed to beneficially own 11,250,000 shares of common stock. By virtue of the resolution adopted by BBH & Co. designating Messrs. Long and Tucker, either individually or jointly, as the sole and exclusive partners of BBH & Co. having voting and investment power with respect to the shares, and the common stock issuable upon conversion of the Notes, Messrs. Long and Tucker may each be deemed to beneficially own 11,250,000 shares of common stock.
(9) These shares of common stock were issued from Dr. Patel's converted Series A Preferred Stock to the designated party.
(10) Includes 285,714 shares of common stock which are held under an option which can be converted within 60 days.

                              ELECTION OF DIRECTORS

     The Board of Directors currently consists of four (4) directors. On April 24, 1999 the Board of Directors voted to fix the number of directors to serve until the next annual meeting at four. Unless otherwise specifically directed by shareholders executing proxies, it is intended that all proxies in the accompanying form received in time for the Annual Meeting will be voted at the Annual Meeting FOR the election of the four nominees named below.

     IN THE EVENT ANY NOMINEE SHOULD BECOME UNAVAILABLE FOR REELECTION FOR ANY PRESENTLY UNKNOWN REASON, IT IS INTENDED THAT THE PROXIES WILL BE VOTED FOR SUCH SUBSTITUTE NOMINEE AS MAY BE DESIGNATED BY THE PRESENT BOARD OF DIRECTORS. A plurality of the votes cast at the Annual Meeting in person or by proxy is required to elect each director. Shares present in person at the meeting that are not voted for a particular nominee, and shares represented by proxy as to which authority to vote for such nominee is properly "withheld," will not be counted either "for" or "against" in determining a plurality for such nominee.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ITS FOUR NOMINEES FOR DIRECTORS.

     Each nominee's name, age, the year first elected or appointed as a director and position(s) with the Company and certain biographical information is set forth below:

                                       YEAR FIRST
NAME                      AGE     SERVED AS A DIRECTOR  POSITION
----                      ---     --------------------  --------
Kiran C. Patel, M.D.       51             1999          Chairman of the Board, President,
                                                        Secretary and Chief
                                                        Executive Officer (2)
Mark D. Dean, D.D.S.       59             1984          Director(1)(2)
Pradip C. Patel            48             1999          Director
Rupesh R. Shah             38             1999          Director

------------------------
(1)  Member, Audit Committee
(2)  Member, Compensation Committee

     KIRAN C. PATEL, M.D., was named as the Chairman of the Board, President and Chief Executive Officer of the Company, and became a director of the Company effective June 11, 1999. He was also named as a director and secretary of WellCare of New York, Inc. ("WCNY") as of June 11, 1999. Dr. Patel has been a practicing physician (cardiologist) from 1982 to the present, and currently continues to practice in Tampa, Florida. Additionally, Dr. Patel is the majority shareholder, and, since 1988 to the present, shoulders the administrative responsibilities of Well Care HMO, Inc., an unrelated State of Florida licensed Health Maintenance Organization. Dr. Patel is a graduate of SMT, N.H.L. Municipal Medical College, India, and did his Internal Medicine Residency and Cardiology Fellowship in the New York, New Jersey area. Dr. Patel is the brother of Pradip C. Patel.

     MARK D. DEAN, D.D.S., has been a director of the Company as June 11, 1999. Dr. Dean has been a dentist in private practice since 1966.

     PRADIP C. PATEL became a director of the Company effective June 11, 1999. He was also named as a director of WCNY as of June 11, 1999. Mr. Patel has been in the health care industry, in a management position, for over 10 years and is currently a shareholder in and since 1986 the President of Well Care HMO, Inc., an unrelated State of Florida licensed Health Maintenance Organization. He is a graduate of the Gujarat University, India and received his MBA from Eastern Michigan University. Mr. Patel is the brother of Dr. Patel.

     RUPESH R. SHAH became a director of the Company effective June 11, 1999. Mr. Shah has been in the health care industry, in a management position, for over 10 years and is currently a shareholder in and the, since 1994, Chief Executive Officer of Well Care HMO, Inc., an unrelated

State of Florida licensed Health Maintenance Organization. He is graduate of St. Xavier's College, Gujarat University, India and Rollwala Computer Science, Gujarat University, India. Mr. Shah is the brother-in-law of Dr. Patel.

MEETINGS AND COMMITTEES

     There were nineteen meetings of the Board of Directors during 1999; and, no director attended less than 75% of the total number of meetings of the Board of Directors or any committee of which such director is a member. In addition, the Board took action by Unanimous Written Consent on seven occasions in 1999.

     There are currently no members serving on the Executive Committee. There were no meetings of the Executive Committee in 1998.

     The Audit Committee, currently comprised of Kenneth M. Rossman and Mark D. Dean, DDS, meets with the Company's independent auditors to review the scope of their annual audit, the adequacy of the Company's system of internal controls, and the sufficiency of its financial reporting. There was one (1) meeting of the Audit Committee during 1999. Mr. Walter Grist, then a director, was on the committee until his resignation as a director, effective January 20, 1999. Dr. John Ott, then a director, served on the Committee from March 12, 1999 until June 11, 1999.

     The Compensation Committee, comprised of Dr. Kiran C. Patel, Mark D. Dean, DDS, and Pradip C. Patel, establishes the compensation program for the Chief Executive Officer, recommends to the Board of Directors, in consultation with the Chief Executive Officer, a general compensation program for all officers and administers the Company's 1993 Incentive and Non-Incentive Stock Option Plan and the Company's 1996 Non-Incentive Executive Stock Option Plan. There were three
(3) meetings of the Compensation Committee during 1999. Mr. Lawrence Tucker was on the committee until his resignation, effective January 20, 1999. Dr. Ott served on the Committee from March 12, 1999 until June 11, 1999.

     The Company does not have a standing nominating committee.

COMPENSATION OF DIRECTORS

     During 1999, all directors who were not employees of the Company, received a fee of $500 for each meeting of the Board of Directors attended, plus reimbursement of their expenses, and an additional $500 for each meeting of the Audit Committee or Compensation Committee attended. Effective April 24, 2000, the Board of Directors approved a reduction in the fee for each meeting of the Board of Directors, Audit Committee or Compensation Committee to $100 per meeting.

              RATIFICATION OF REAPPOINTMENT OF INDEPENDENT AUDITORS

     BDO Seidman, LLP currently serves as the Company's independent auditors. They have served in that capacity since 1999. On April 24, 2000, subject to ratification by the shareholders, the Company's Board of Directors appointed BDO Seidman, LLP as independent auditors of the Company for 2000. The shareholders are asked to ratify this action of the Board. The affirmative vote of a majority of the total votes cast in person or by properly executed proxy is required to ratify the appointment of BDO Seidman, LLP as independent auditors of the Company for 2000. Unless marked to the contrary, proxies received will be voted "FOR" ratification of the appointment of BDO Seidman, LLP as independent auditors of the Company for 1999. It is anticipated that a representative of BDO Seidman, LLP will be present at the Annual Meeting to answer appropriate questions within such firm's field of expertise. Such representative will have the opportunity to make a statement if he/she desires to do so.

     The ratification of the appointment of BDO Seidman, LLP as independent auditors of the Company is being submitted to the shareholders because the Board believes that such action follows sound corporate practice and is in the best interest of the shareholders. If the shareholders do not ratify the appointment by the requisite vote at the Annual Meeting, the appointment of independent auditors will be reconsidered by the Board. If the shareholders ratify the appointment, the Board, in its discretion, may still direct the appointment of new independent auditors at any time during the year if the Board believes that such change would be in the best interest of the Company and its shareholders.

            THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE
                  "FOR" THE RATIFICATION OF THE APPOINTMENT OF
               BDO SEIDMAN, LLP AS INDEPENDENT AUDITORS FOR 2000.


                             EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation for 1999, 1998 and 1997 earned by (i) the Company's Chief Executive Officer during 1999; and
(ii) each of the four most highly compensated executive officers who were serving as an executive officer at the end of 1999, other than the Chief Executive Officer, and whose compensation during 1999 exceeded $100,000:

                      1997-1999 SUMMARY COMPENSATION TABLE
                                                                                              LONG-TERM
                                                                                         COMPENSATION AWARDS
                                                                                         -------------------
                                                  ANNUAL COMPENSATION
                                                  -------------------
                                                                                        COMMON
                                                                      OTHER ANNUAL       STOCK       ALL OTHER
                                               SALARY      BONUS      COMPENSATION    UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION           YEAR      ($)         ($)           ($)         OPTIONS (#)        ($)
---------------------------           ----    -------     -------   ---------------   -----------  -------------
KIRAN C. PATEL, M.D.                  1999                  --             --             --            --
Chairman of the Board
President, Chief Executive
Officer and Secretary (1)

JOSEPH R. PAPA                        1999     $120,000     - -            --             --            --
President, Chief                      1998     $311,538     - -            *           130,000(2)      $5,457(5)
Executive Officer                     1997     $300,000     - -            *              200,000      $5,457(5)
Chief Operating

CRAIG S. DUPONT                       1999     $200,000     --             --             --            --
Vice President and                    1998      $97,298     --             *                            --
Chief Financial                       1997       --         --             --                  --       --

MARY LEE CAMPBELL- WISLEY             1999     $190,000     --             --             --            --
Secretary; President                  1998     $164,423   $45,000          *              --           $1,085(5)
and Chief Executive Officer of        1997     $129,942     - -        $19050(6)        45,000           $688(5)
WellCare of
New York, Inc. and Director (4)

------------------------
* Represents less than 10% of annual salary and bonus.

(1) Dr. Patel became Chairman of the Board, President, Chief Executive Officer and Secretary on June 11, 1999, whereby, Dr. Patel, the principal of Well Care HMO, Inc., a Florida corporation, unrelated to WellCare, purchased a 55% ownership interest in the Company for $5 million (see Business - Patel Transaction)
(2) Mr. Papa resigned as President, Chief Executive Officer, Chief Operating Officer and director, effective January 15, 1999, and simultaneously entered into a Consulting Agreement with the Company. Under the terms of the Consulting Agreement, Mr. Papa received a monthly fee of $24,000, through April 15, 1999, and then a monthly fee of $12,000 through July 1999.
(3) Mr. Dupont was named Acting President, Chief Executive Officer, Chief Financial Officer, and director, effective January 16, 1999. He resigned all positions effective August 18, 1999. Mr. Dupont was employed under an agreement with the Company, effective May 1, 1998, which provides an annual base salary of $150,000, amended to $200,000 per annum, effective January 16, 1999 upon his assuming the additional duties of Acting President/ Chief Executive Officer. Additionally, the Company provided Mr. Dupont with an automobile allowance of $550 per month. In addition, on May 13, 1998, Mr. Dupont was granted five-year incentive options to purchase 50,000 shares of common stock of the Company at $1.91 per share. Under the agreement, due to the event of termination of employment by the Company without cause prior to May 16, 2000, the Company was obligated to continue to pay Mr. Dupont his base salary for six months.
(4) Ms. Campbell-Wisley was appointed as President and Chief Executive Officer of WellCare of New York, Inc., effective February 16, 1999; elected director of the Company, effective February 25, 1999; and elected Secretary of the Company, effective March 25, 1999. She resigned all her positions effective November 30, 1999. Ms. Campbell-Wisely was employed under a three-year agreement with the Company effective January 29, 1997, which provides for an annual base salary of $145,000. Effective February 16, 1999, the annual base salary was increased to $190,000. Ms. Campbell-Wisley was entitled to a bonus of $47,500 if she remains in the employ of the Company until September 1, 1999. Additionally, under the agreement, the Company provides Ms. Campbell-Wisley with an automobile allowance of $550 per month. Under the agreement, on January 29, 1997, Ms. Campbell-Wisley was granted five-year incentive options to purchase 34,285 shares of the Company's common stock at $8.75 per share and five-year non-incentive options to purchase 10,715 shares of the Company's common stock at an exercise price equal to $8.75.
(5)  Represents group life insurance premium payment.
(6)  Resigned January 15, 2000.

     The following table sets forth certain information concerning options granted in 1999.

                              OPTION GRANTS IN 1999
                                Individual Grants

                                                                                POTENTIAL
                                                                             REALIZABLE VALUE
                      NUMBER OF       % OF TOTAL                             AS ASSUMED ANNUAL
                      SECURITIES      OPTIONS      EXERCISE                 RTES OF STOCK PRICE
                      UNDERLYING      GRANTED TO   OR BASE                    APPRECIATE FOR
                      OPTIONS         EMPLOYEES    PRICE      EXPIRATION        OPTION TERM
NAME                  GRANTED (#)     IN 1998      ($/SHARE)     DATE          5%         10%
----                  -----------     -------      ---------     ----        ---------------------
RUPESH R. SHAH        2,000,000 (1)       50%       $0.375    Oct 05, 2006   $814,200   $1,628,401
PRADIP C. PATEL       2,000,000 (1)       50%       $0.375    Oct 05, 2006   $814,200   $1,628,401

------------------------
(1)  See Employment Agreements section below.

     No options were exercised in 1999 by the individuals named in the Summary Compensation Table. The following table sets forth the number of unexercised options held at December 31, 1999, by the individuals named above and in the Summary Compensation Table.

                       OPTIONS VALUES AT DECEMBER 31, 1999

                                             NUMBER OF UNEXERCISED OPTIONS
                                                 AT DECEMBER 31, 1998
       NAME                                EXERCISABLE (E)/UNEXERCISABLE (U)
       ----                                ---------------------------------
       RUPESH R. SHAH                            0 (E)/ 2,000,000 (U)
       PRADIP C. PATEL                           0 (E)/ 2,000,000 (U)


EMPLOYMENT AGREEMENTS

     Mr. Rupesh R. Shah is employed under an agreement with Comprehensive Health Management, Inc. Additionally, Mr. Shah will hold a position on the Company's Board of Directors. As of October 5, 1999, Mr. Shah was granted seven-year incentive options to purchase 2,000,000 shares of common stock of the Company at $0.375 per share. Under the agreement, Mr. Shah will be able to exercise 1/7th of the total incentive options granted at annual intervals from the grant date. In the event of termination of employment by the Company prior to all incentive options becoming exercisable, the balance of the unexercisable options will be terminated.

     Mr. Pradip C. Patel is employed under an agreement with Comprehensive Health Management, Inc. Additionally, Mr. Patel has assumed the duties of Director of the Company. As of October 5, 1999, Mr. Patel was granted seven-year incentive options to purchase 2,000,000 shares of common stock of the Company at $0.375 per share. Under the agreement, Mr. Patel will be able to exercise 1/7th of the total incentive options granted at annual intervals from the grant date. In the event of termination of employment by the Company prior to all incentive options becoming exercisable, the balance of the unexercisable options will be terminated.

             REPORT OF COMPENSATION COMMITTEE OF BOARD OF DIRECTORS
                            ON EXECUTIVE COMPENSATION

     The following is provided to shareholders by members of the Compensation Committee of the Board of Directors.

INTRODUCTION

     Decisions on executive compensation are made by the Compensation Committee of the Board of Directors which is composed of two non-employee and one employee directors. All decisions by the Compensation Committee are reviewed by the full Board except for decisions with respect to the

Company's stock based plans, which are made solely by the Compensation
Committee.

     The Compensation Committee reviews the compensation levels of members of management, evaluates the performance of management, and considers management succession and related matters. In addition, the Committee administers the Company's incentive plans, which include an annual incentive plan and a long-term performance plan.

     The Compensation Committee's philosophy with respect to the Company's executive officers, including the Chief Executive Officer is designed to (i) maintain a compensation program that is equitable in a competitive marketplace,
(ii) provide compensation opportunities that integrate pay with the Company's annual and long-term performance goals which reinforce growth in shareholder value, (iii) recognize and reward individual initiative and achievements, and
(iv) allow the Company to attract, retain, and motivate qualified executives who are critical to the Company's success.

     The Compensation Committee endorses the position that stock ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Thus, the Committee has utilized stock options in the compensation program for the executive officers with a goal of increasing stock ownership over time. The Committee considered, among other things, the renegotiation of competitive contracts with providers, the filing of competitive commercial premium rates to retain and attract new members, the restructuring of the Company's infrastructure, the reduction of the workforce to reflect industry norms and the reduction of general and administrative cost levels.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Company's executive compensation program for Mr. Dupont, who acted as Chief Executive Officer in 1999 consisted of two main components: (i) base salary and (ii) the opportunity to earn long term stock based incentives which are intended to encourage the achievement of superior results over time and to align executive officers' and shareholders' interest. Mr. Dupont resigned as the Chief Executive Officer effective June 11, 1999 at which time Dr. Patel was named as the Chief Executive Officer. Currently, Dr. Patel is not being compensated for his position with the Company, however, the Compensation Committee will propose a compensation package to Dr. Patel in the future.

OTHER EXECUTIVE COMPENSATION

     The Company negotiated and entered into employment agreements with executive officers. The compensation included in these agreements generally consist of base salary, bonus and stock options.

BASE SALARIES

     In negotiating and fixing the base salaries of each of its executive officers, the Compensation Committee considered a number of important factors. The Committee focused on incentives directed towards returning the Company to profitability by first addressing the medical cost side of the business and then revenue generators. Such negotiations were arms length and were equitable in the competitive market place for other publicly-traded companies.

     The above factors were considered subjectively, together with the policy of the Committee, that, in general, executive officers of the Company should be compensated at competitive levels to attract, motivate and retain talented executives.

BONUSES

     The Company's executive compensation program for certain executives also consists of potential annual cash bonuses based on a Company division or subsidiary meeting certain financial performance. Additional bonuses may also be paid to such executives at the Board's discretion.

STOCK OPTIONS

     The Committee granted stock options to other senior executives generally having a term of five (5) years, at an exercise price equal to fair market value at the date of grant, and exercisable at an annual rate ranging from thirty-three percent (33%) to fifty percent (50%) per year commencing on the date of grant or one (1) year from the date of grant. Upon a change of control, all granted options become immediately exercisable.

     The foregoing report of the Compensation Committee shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporated it by reference into such filing.


                     SUBMITTED BY THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS


                              Dated: June 16, 2000


                               Kiran C. Patel, MD
                                Pradip C. Patel.
                              Mark D. Dean, D.D.S.

                      COMPENSATION COMMITTEE INTERLOCKS AND
                 INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     None.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Through December 31, 1999, the Company has incurred legal fees for Edward
A. Ullmann and Marystephanie Corsones, the Company's former Chief Executive Officer and former Chief Financial Officer, respectively, in the aggregate of approximately $1,261,537, respectively, to indemnify such individuals for legal fees and expenses incurred in connection with their defense of the Class Action Securities Litigation in which the Company and such individuals are defendants. In May 1999, the Company entered into a settlement agreement of the Class Action Securities Litigation for $2.5 million, all of which is being funded by the insurance carrier which provided coverage to the individual defendants. The settlement agreement received Federal Court approval in January, 2000. The Company expects to recoup from the insurance carrier the expenses related to fees it paid to the attorneys representing the individual defendants, less the Company's insurance deductible.

                      SECTION 16 PROXY STATEMENT DISCLOSURE

     Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that officers, directors and holders of more than 10% of the Common Stock (collectively, the "Reporting Persons") file reports of their trading in the Company's equity securities with the Securities and Exchange Commission. Based upon a review of Section 16 forms filed by the Reporting Persons during the last fiscal year, the Company believes that the Reporting Persons complied with the applicable Section 16 filing requirements, except as follows (i) Dr. Patel has not filed his Form 3; (ii) Mr. Rupesh Shah has not filed his Form 3; (iii) Mr. Sandip Patel has not filed his Form 3; (iv) Mr. P.C. Patel has not filed his Form 3; and, (v) Mr. Hitesh Adhia has not filed his Form 3. Dr. Patel, Rupesh Shah, Sandip Patel, P.C. Patel and Hitesh Adhia expect to file Section 16 forms by July 31, 2000.

                             STOCK PERFORMANCE GRAPH

The following performance graph compares the performance of the Company's Common Stock to the Standard & Poor's Composite 500 Stock Index ("S&P 500") and the Morgan Stanley Healthcare Payor Index ("Peer Group") for the 60 months ended December 31, 1999. The graph assumes an investment of $100 in each of the Company's Common Stock, the Standard & Poor's Composite 500 Stock Index, and the Morgan Stanley Healthcare Payor Index on December 31, 1994, and also assumes reinvestment of all dividends. WellCare Management Group, Inc. Stock Performance Graph December 31, 1999.


                       12/31/94  12/31/95   12/31/96   12/31/97   12/31/98   12/31/99
WellCare Management
Group, Inc.            $100      $88        $ 32       $  8       $  3       $ 11

S&P 500                $100      $134       $161       $211       $268       $320

Morgan Stanley
Healthcare
Payor
Index                  $100      $126       $109       $113       $121       $108


    ASSUMES $100 INVESTED ON DECEMBER 31, 1994 AND REINVESTMENT OF DIVIDENDS
                      FISCAL YEAR ENDING DECEMBER 31, 1999


The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In June 1999, Dr. Patel, the principal of Well Care HMO, Inc., a Florida corporation, an entity unrelated to WellCare, purchased a 55% ownership interest in the Company for $5 million. Dr. Patel purchased a newly authorized series of Senior Convertible Preferred Stock (Series A) ("the shares") of WellCare, which provided him with 55% of WellCare's voting power. The Preferred Stock was subject to mandatory conversion into Common Stock upon the amendment to WellCare's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20 million to 75 million. The shares were be converted into 55% of the then outstanding Common Stock (after giving effect to such conversion) and are subject to anti-dilution rights under which Dr. Patel will generally preserve his 55% interest in WellCare until there are 75 million shares of Common Stock issued and outstanding. WCNY and WCCT also entered into management agreements with Comprehensive Health Management, Inc. (Comprehensive") an affiliate of Dr. Patel, to manage their HMO operations (excluding the commercial business of WCNY sold to GHI in June 1999). The investment by Dr. Patel in WellCare and the related management agreement with WCNY were approved by New York State regulators on June 11, 1999 and WCCT was approved by Connecticut State regulators in September 1999.

     The management agreements with Comprehensive are for a term of five years, effective June 1, 1999. The management fee to each HMO ranges from 7.5% of the premium revenue when there are more than 80,000 members, to 9.5% of the premium revenues when there are less than 40,000 members. Comprehensive will cover services for claims, customer service, utilization review, data processing/MIS (including Y2K compliance expenses and costs), credentialing, communication, provider relations, and day to day accounting. Comprehensive will provide financial reports to the HMOs and the appropriate regulatory agencies. The fee does not cover other costs, directors and officers liability insurance, other insurance costs, and any extraordinary costs. Effective June 1, 2000 WellCare's Board of Directors voted to increase the management fee paid to Comprehensive by 2% in order to cover actual costs for services provided.

     As a condition to the successful closing of the Patel transaction in June 1999, The 1818 Fund II, L.P. ("Fund"), the general partner of which is Brown Brothers Harriman & Co., were required to convert a subordinated promissory note issued by WellCare into a second newly authorized series of one hundred thousand (100,000) shares of senior convertible preferred stock. The Fund converted the fifteen million dollar ($15,000,000.00) subordinated note, plus the net of accrued and unpaid eight percent (8%) interest approximating $0.8 million and the unamortized portion of the note facility fees of approximately $0.6 million into one hundred thousand (100,000) shares of senior convertible preferred stock ("Series" B) of the Company. The preferred stock was non-voting and was subject to mandatory conversion (subject to regulatory approval) and further predicated upon the amendment to WellCare's certificate of incorporation to increase the number of authorized shares of common stock from twenty (20) million to seventy-five (75) million. Based on the completed conversion, the Fund owns ten
(10) million shares of WellCare common stock, with an effective conversion price of $1.50 per share. Additionally, the Fund owns 1,250,000 shares of WellCare common stock from the May 15, 1998 conversion of $5 million of indebtedness.

     In connection with the conversion of the Note, the Company recorded interest expense of approximately $3 million relating to the fair value of the shares received in excess of the shares issuable pursuant to the conversion terms of the 1998 Amendment, a conversion price of $8 per share.

     In June 1999, as a condition to the closing of Dr. Patel's transaction, the holders of 680,747 shares of Class A Common Stock, which has ten votes per share, agreed to convert their shares into shares of Common Stock on a share-for-share basis. Robert W. Morey, the holder of the remaining 281,956 shares of Class A Common Stock outstanding, has given a two-year proxy in favor of Dr. Patel to vote Mr. Morey's share of Class A Common Stock.

     During the annual shareholder's meeting held on September 30, 1999, the Company received shareholders' and Board of Directors approval to increase the number of authorized shares of common stock from twenty (20) million to seventy-five (75) million. The Company's certificate of incorporation was duly amended to reflect the approved change in authorized shares of common stock.

     Mandatory conversion of senior convertible preferred stock (series A) held by Dr. Patel and senior convertible preferred stock (series B) held by the Fund was immediately transacted. After giving effect to the Class A common stock and the mandatory conversion of the preferred series A and B stocks, there were 38,697,940 shares of common stock and 313,555 shares of Class A common stock outstanding. At this conversion Dr. Patel owned 19,780,115 shares of common stock which represented fifty-one (51%) percent of the aggregate number of shares outstanding in the combined classes. Dr. Patel transferred 4% of his shareholder ownership to other shareholders of the Company.

     Effective July 1996, WCNY entered into an Agreement with Bienestar, Inc. ("Bienestar"), an unconsolidated affiliate whereby Bienestar provided consulting and educational services related to wellness and integrated health services. In November 1997, the Company decided not to renew the agreement. WellCare had acquired 70% of Bienestar in 1996 and, in December 1996, sold its entire interest to Mr. Ullmann, the Company's former Chief Executive Officer and President, for $84,000. This amount was payable in three equal annual installments, commencing in November 1996, with interest at the rate of 8% per annum. In June 1999, the Company forgave the remaining unpaid balance of $56,000.

                                  ANNUAL REPORT

     The Company's Annual Report for the year ended December 31, 1999 is being mailed with this Proxy Statement, but is not considered a part hereof.

                       REQUESTS FOR ADDITIONAL INFORMATION

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO BUT EXCLUDING THE EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER WHOSE PROXY IS SOLICITED HEREBY UPON WRITTEN NOTICE TO SANDIP I. PATEL, ESQ., GENERAL COUNSEL, 6800 NORTH DALE MABRY HWY., SUITE 268, TAMPA, FLORIDA 33614.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On January 5, 2000 the Company filed Form 8K, Current Report, pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934. The purpose of this filing was to report a dismissal of the registrant's certifying accountant in accordance to Item 304 of Regulation S-K (Sec. 229.304) of the Securities Act of 1933.

     Deloitte & Touche LLP was previously the independent auditor for The WellCare Management Group, Inc. Effective December 30, 1999, Deloitte & Touche LLP was dismissed from such capacity.

     Deloitte & Touche's report on the Company's financial statements for the years ended December 31, 1997 & 1998 did state that there was substantial doubt about the Company's ability to continue as a going concern. The auditor's statement was based upon the Company's recurring losses from operations, working capital deficit, deficiency in assets and failure to maintain 100% of the contingent reserve requirements of the New York State Department of Insurance. Other than this , Deloitte & Touche's report on the Company's financial statements for 1998 and 1997 did not contain an adverse opinion or disclaimer of opinion, and was neither qualified nor modified as to uncertainty, audit scope, or accounting principles.

     The Company's decision to dismiss Deloitte & Touche as its independent auditors was recommended and approved by its Board of Directors.

     Deloitte & Touche LLP had a disagreement with the Company's previous management during the 1997 audit. The disagreement concerned the need for a valuation allowance relating to deferred tax assets of the Company. The Company adhered to Deloitte & Touche's request that an investment banker's opinion be obtained as to the valuation of certain assets, which could be sold by the Company. Pursuant to a tax planning strategy, the matter was resolved to the satisfaction of Deloitte & Touche LLP. If Deloitte & Touche LLP had not been satisfied as to this disagreement, their report on the Company's financial statements for the year ended December 31, 1997 would have made reference to this matter.

     Deloitte & Touche LLP discussed the above noted matter with the Company's previous Board of Directors. The Company has given authorization to Deloitte & Touche LLP to respond fully to the inquiries of BDO Seidman LLP regarding the aforementioned disagreement.

     Other than the resolved matter noted above, there were no other disagreements with Deloitte & Touche LLP concerning the Company's two most recent fiscal years and any subsequent period preceding their dismissal on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, where the noted disagreement(s), if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused them to make reference to the subject matter of disagreement(s) in connection with their opinion.

     During the Company's two most recent fiscal years and any subsequent interim period preceding such dismissal, the Company has had no reportable events as defined in Item 304 (a) (1) (v) of Regulation S-K.

     At January 5, 2000 the Company filed Form 8K, Current Report, pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934. The purpose of this filing was to report the engagement of the Company's certifying accountant in accordance to Item 304 of Regulation S-K (Sec. 229.304) of the Securities Act of 1933.

     For the year ending December 31, 1999, BDO Seidman LLP was engaged by The WellCare Management Group, Inc. as its independent auditor. The engagement of BDO Seidman LLP was approved by the Company's Board of Directors. Deloitte & Touche LLP was dismissed as the Company's auditors, as noted above, effective December 30, 1999. The dismissal was reported by the Company on Form 8K, filed on January 5, 2000.

     During the past two fiscal years and any subsequent interim period prior to engaging BDO Seidman LLP, the Company has not consulted BDO Seidman, LLP regarding: (i) either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the financial statements of the Company, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304 (a) (1)
(iv) of Regulation S-K) or a reportable event (as defined in Item 304 (a) (1)
(v) of Regulation S-K).

                                 OTHER BUSINESS

     Management does not know of any matter to be brought before the Annual Meeting other than as described above. In the event any other matter properly comes before the Annual Meeting, the persons named in the accompanying form of proxy have discretionary authority to vote on such matters.

                  DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended ("Rule 14a-8"), for inclusion in the Company's proxy statement for its 2001 Annual Meeting of Shareholders is February 28, 2001 (unless the date of the 2001 Annual Meeting of Shareholders is not held within 30 days of August 3, 2001, in which case the deadline will be a reasonable time before the Company begins to print and mail its proxy material for the 2001 Annual Meeting of Shareholders). Notice to the Company of a shareholder proposal submitted other than pursuant to Rule 14-8 will be considered untimely, and the persons named in proxies solicited by the Board of Directors of the Company for its 2001 Annual Meeting may exercise discretionary voting power with respect to any such proposal, if received by the Company after June 20, 2001.

                                  OTHER MATTERS

     Management knows of no matter to be brought before the Annual Meeting which is not referred to in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the shares represented by Proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.


                                                  Dated: June 27, 2000